SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2002

LCC INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21213	54-1807038
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7925 Jones Branch Drive McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(703) 873-2000

Not applicable
(Former name or former address, if changed since last report)

Item 9      Regulation FD Disclosure.

                 On August 5, 2002, LCC International, Inc. issued a press release announcing its financial and operating results for the second quarter of 2002. Attached to this Current Report on Form 8-K is the text of the August 5, 2002 press release, which is being furnished to the Commission.

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SIGNATURE

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCC INTERNATIONAL, INC.

Date:	August 6, 2002	By:	/s/ Peter A. Deliso

Peter A. Deliso
Vice President, General Counsel
and Secretary

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Attachment

FOR IMMEDIATE RELEASE

Contact: Tricia Drennan
Vice President, Corporate Communications & Investor Relations
(703) 873-2390 (phone)
tdrennan@lcc.com

LCC INTERNATIONAL REPORTS SECOND QUARTER RESULTS

Company takes restructuring and asset impairment charges in quarter

MCLEAN, VIRGINIA, August 5, 2002 — LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, today released results for the second quarter ended June 30, 2002.

Revenues for the second quarter were $12.2 million, a decline of $17.3 million from the second quarter of 2001 and $5.2 million from the first quarter of 2002.

The Company reported a net loss for the second quarter of $(11.2) million compared to net income of $0.7 million for the second quarter of 2001 and a $(5.1) million loss in the first quarter of 2002.

Loss per share in the second quarter was $(0.54) per basic and fully diluted share on 20.7 million shares compared to basic and fully diluted earnings per share of $0.03 on 20.5 million shares and 20.6 million shares respectively for the second quarter of last year.

Included in the quarterly results is a $10.0 million restructuring charge comprised of costs related to facility charges and severance announced as part of the Company’s cost containment program begun in the second quarter. In addition to the restructuring charge, the Company also took impairment charges of approximately $5.1 million against two investments it made in prior years. These charges were offset by two unusual gains totaling $3.6 million. Excluding these amounts, the net loss for the second quarter would have been $(3.0) million or ($0.15) per share.

C. Thomas Faulders III, chairman and chief executive officer said, “We expect that our second quarter results will represent a low point for the year. Revenues were lower than expected as contract awards anticipated to begin in the second quarter were delayed. We have seen indications within the marketplace that the wireless sector is beginning to firm up both on the domestic and international fronts. Our extensive sales processes together with our new acquisitions in Europe have

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resulted in several strategic wins, thereby producing an increased sales pipeline. This progress along with our continued efforts to aggressively control costs gives us good reason to believe that we are making solid progress toward profitability. Overall, we are quite optimistic about the long-term outlook for the wireless industry in general and LCC in particular.”

The Company will hold a conference call on Tuesday, August 6, 2002 at 8:30 a.m. Eastern to discuss its second quarter 2002 results. Interested parties can participate either by web cast by visiting the Company’s web site (www.lcc.com) or via telephone. U.S. callers please dial 800/784-9386. Callers outside of the U.S. please dial 706/679-3422. Both numbers will require callers to enter reservation number 2627141.

About LCC

LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is distinct in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding increased demand for the Company’s services, forecasts of revenues, earnings estimates, statements regarding contracts, future profitability, work or revenue opportunities the Company may secure in the future, and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company’s results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company’s services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies at and financing opportunities for the Company’s clients, continued delays in the award of new work, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company’s clients, the Company’s

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dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the Company’s estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger projects that may account for a significant portion of the Company’s anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in LCC International, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.

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LCC International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2001	2002	2001	2002

REVENUES	$29,532	$12,219	$72,187	$29,617
COST OF REVENUES	24,654	10,724	57,401	26,994

GROSS PROFIT	4,878	1,495	14,786	2,623

OPERATING (INCOME) EXPENSE:
Sales and marketing	1,612	1,951	3,618	4,246
General and administrative	2,449	2,084	6,636	7,189
Restructuring charge	—	10,030	—	10,030
Gain on sale of tower portfolio and administration, net	(718)	(2,000)	(2,323)	(2,000)
Depreciation and amortization	745	756	1,465	1,447

	4,088	12,821	9,396	20,912

OPERATING INCOME (LOSS)	790	(11,326)	5,390	(18,289)

OTHER INCOME (EXPENSE):
Interest income	497	208	1,086	510
Other	(139)	(5,201)	(188)	(5,199)

	358	(4,993)	898	(4,689)

INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES	1,148	(16,319)	6,288	(22,978)
PROVISION (BENEFIT) FOR INCOME TAXES	459	(5,075)	2,515	(6,673)

NET INCOME (LOSS)	$689	$(11,244)	$3,773	$(16,305)

NET INCOME (LOSS) PER SHARE:
Basic	$0.03	$(0.54)	$0.18	$(0.79)

Diluted	$0.03	$(0.54)	$0.18	$(0.79)

WEIGHTED AVERAGE SHARES USED IN CALCULATION OF NET INCOME (LOSS) PER SHARE:
Basic	20,516	20,708	20,469	20,728

Diluted	20,595	20,708	20,929	20,728

LCC International, Inc. and Subsidiaries

Earnings Excluding Unusual Charges
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2001	2002	2001	2002

NET INCOME (LOSS)	$689	$(11,244)	$3,773	$(16,305)

UNUSUAL ITEMS INCLUDED IN NET INCOME (LOSS):
Restructuring charge	$—	$10,030	$—	$10,030
Gain on sale of tower portfolio and administration, net	(718)	(2,000)	(2,323)	(2,000)
Impairment charge	—	5,139	—	5,139
Receivable recoveries	(5,000)	(1,589)	(7,492)	(1,589)

Total unusual items before tax	(5,718)	11,580	(9,815)	11,580
PROVISION (BENEFIT) OF INCOME TAXES	(2,287)	3,358	(3,926)	3,358

ADJUSTMENT TO NET INCOME (LOSS)	(3,431)	8,222	(5,889)	8,222

ADJUSTED NET LOSS	$(2,742)	$(3,022)	$(2,116)	$(8,083)

ADJUSTED NET LOSS PER SHARE:
Basic	$(0.13)	$(0.15)	$(0.10)	$(0.39)

Diluted	$(0.13)	$(0.15)	$(0.10)	$(0.39)

WEIGHTED AVERAGE SHARES USED IN CALCULATION OF ADJUSTED NET LOSS PER SHARE:
Basic	20,516	20,708	20,469	20,728

Diluted	20,516	20,708	20,469	20,728

LCC International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2001	2002

	(Audited)	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$52,658	$43,062
Short-term investments	484	505
Receivables, net of allowance for doubtful accounts of $2,048 and $2,601 at December 31, 2001 and June 30, 2002, respectively:
Trade accounts receivable	26,294	18,639
Due from related parties and affiliates	1,073	189
Unbilled receivables	10,240	6,171
Deferred income taxes, net	2,724	6,572
Prepaid expenses and other current assets	1,607	1,191
Prepaid income taxes	2,632	7,468

Total current assets	97,712	83,797
Property and equipment, net	5,730	4,001
Investments	5,162	—
Deferred income taxes, net	2,038	1,441
Goodwill and other intangibles	637	9,023
Other assets	952	981

	$112,231	$99,243

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,840	$4,264
Accrued expenses	5,791	4,828
Accrued employee compensation and benefits	10,323	6,069
Deferred revenue	640	264
Income taxes payable	2,788	2,791
Other current liabilities	2,196	3,421

Total current liabilities	25,578	21,637
Other liabilities	849	4,979

Total liabilities	26,427	26,616

Preferred stock:
10,000 shares authorized; 0 shares issued and outstanding	—	—
Class A common stock, $0.01 par value:
70,000 shares authorized; 12,271 and 14,601 shares issued and outstanding at December 31, 2001 and June 30, 2002, respectively	123	146
Class B common stock, $0.01 par value:
20,000 shares authorized; 8,407 and 6,319 shares issued and outstanding at December 31, 2001 and June 30, 2002, respectively	84	63
Paid-in capital	92,428	94,072
Accumulated deficit	(1,409)	(17,714)
Notes receivable from shareholders	(2,325)	(1,625)

Subtotal	88,901	74,942
Accumulated other comprehensive loss — foreign currency translation adjustments	(3,097)	(2,315)

Total shareholders’ equity	85,804	72,627

	$112,231	$99,243

LCC International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,

	2001	2002

Cash flows from operating activities:
Net income (loss)	$3,773	$(16,305)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,465	1,447
Provision for doubtful accounts	1,733	632
Deferred income taxes	298	—
Impairment of assets	—	5,139
Restructuring charge	—	10,030
Gain on sale of tower portfolio	(2,323)	(2,000)
Changes in operating assets and liabilities:
Trade, unbilled, and other receivables	2,865	14,150
Accounts payable and accrued expenses	(6,865)	(7,747)
Other current assets and liabilities	(509)	(7,076)
Other non-current assets and liabilities	(1,672)	(800)

Net cash used in operating activities	(1,235)	(2,530)

Cash flows from investing activities:
(Purchases) sales of short term investments	51	(21)
Purchases of property and equipment	(1,604)	(753)
Proceeds from sale of property and equipment	(93)	31
Investments	(1,732)	—
Business acquisition	—	(7,146)

Net cash used in investing activities	(3,378)	(7,889)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	298	14
Proceeds from exercise of options	263	109
Repayment of loan to shareholder	—	700

Net cash provided by financing activities	561	823

Net decrease in cash and cash equivalents	(4,052)	(9,596)
Cash and cash equivalents at beginning of period	22,271	52,658

Cash and cash equivalents at end of period	$18,219	$43,062

Supplemental disclosures of cash flow information:
Cash paid during the quarter for:
Interest	$—	$—
Income taxes	$3,698	$1,414

Three Months Ended June 30, 2002
Compared to
Three Months Ended June 30, 2001

The following description of the Company’s period over period financial results should be read in conjunction with the Company’s annual reports filed on Form 10-K and periodic reports filed on Form 10-Q.

Revenues. Revenues for the three months ended June 30, 2002 were $12.2 million compared to $29.5 million for the prior year, a decrease of $17.3 million or 58.6%. The substantial completion of the Company’s deployment contract with XM Satellite Radio, Inc. (“XM Satellite contract”) in 2001 was the largest contributor to the decline. The XM Satellite contract contributed $13.4 million of the revenue decline. The balance of the revenue decline is largely attributed to a slowdown in wireless telecommunications infrastructure spending, with the largest decline in the United States of $5.5 million.

Cost of Revenues. Cost of revenues for the three months ended June 30, 2002 was $10.7 million compared to $24.7 million for the prior year, a decrease of $14.0 million. As a percentage of total revenues, cost of revenues was 87.8% and 83.5% for the three months ended June 30, 2002 and 2001, respectively. Cost of revenues was higher in each year for selected costs. For 2002 cost of revenues as a percentage of total revenues increased because of lower utilization of professional staff by 5.8%($0.7 million). In 2001, as a percentage of total revenues, cost of revenues increased because of a change in estimated contract costs to complete a large, fixed price contract in the Middle East by 7.5% ($2.2 million), and an additional provision for expatriate employee reimbursed taxes by 4.4% ($1.3 million). After adjusting for all these items, cost of revenues as a percentage of revenues, was 82.0% and 71.6% for the three months ended June 30, 2002 and 2001, respectively. Cost of revenues increased in 2002 as a percentage of revenues because of reductions in gross profit, discussed below.

Gross Profit. Gross profit for the three months ended June 30, 2002 was $1.5 million compared to $4.9 million for the prior year, a decrease of $3.4 million. The reduced level of sales in 2002 resulted in reduced gross profit. Gross profit as a percentage of revenue, or gross profit margin, has declined. The gross profit margin was 12.2% and 16.5% for the three months ended June 30, 2002 and 2001, respectively. Excluding the additional items of cost, discussed in cost of revenues, gross profit margins would have been 18.0% and 28.4% for the three months ended June 30, 2002 and 2001, respectively. The gross profit margin decline in 2002 was largely driven by price reductions in response to increased competition caused by a slowdown in wireless telecommunications infrastructure spending. The decline in revenue also contributed to the gross profit margin decline, since some costs of sales, such as shared management and infrastructure costs remains relatively fixed.

Sales and Marketing. Sales and marketing expenses were $2.0 million for the three months ended June 30, 2002 compared to $1.6 million for the prior year, an increase of $0.4 million. The increase in sales and marketing is largely related to increased business development activity in the Asia Pacific region. As a percentage of total revenues, sales and marketing was 16.0% and 5.5% for 2002 and 2001, respectively. The slowdown in wireless telecommunications infrastructure spending has increased competition. To respond to competitive pressures, the Company has maintained a higher level of sales and marketing expenditures despite the decline in revenues.

General and Administrative. General and administrative expenses were $2.1 million for the three months ended June 30, 2002 compared to $2.4 million for the prior year. General and administrative expenditures in the second quarter of both 2001 and 2002 received an unusual benefit relative to recoveries of receivables from bankrupt clients. The benefit recognized from bankruptcy recoveries was $1.6 million and $5.0 million for the three months ended June 30, 2002 and 2001, respectively. The benefit from bad debt recoveries received in 2001 was partially offset by an increase in the provision for doubtful accounts of $1.5 million, largely driven by new bankruptcies. Excluding the receivable recoveries and provision for bad debts, general and administrative expenditures decreased $2.3 million or 37.8% for the three months ended June 30, 2002 compared to the same quarter in the prior year. This cost reduction reflects cost saving initiatives and reduced administrative support requirements.

Restructuring Charge. A restructuring charge of $10.0 million was recorded for the three months ended June 30, 2002 pursuant to a restructuring plan adopted by the Company. The plan was formulated to respond to the low utilization of professional employees caused by the successful completion of several large fixed price contracts and the difficulty in obtaining new contracts as a result of a slowdown in wireless telecommunications infrastructure spending. The cost of the severance and associated expenses were approximately $1.0 million. Additionally, the Company had excess facility costs relative to the space occupied by the employees affected by the reduction in force and reduced business use of office space resulting from a continued trend for clients to provide professional staff office space while performing their services. The charge for the excess office space was approximately $9.0 million.

Gain on Sale of Tower Portfolio and Administration, Net. During February 2000, the Company entered into an agreement for the sale of telecommunications towers that it owned. As part of the sale agreement, the Company agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of a fixed amount on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to this rent commitment, until the space was leased to another tenant or otherwise satisfied. The Company recognized $2.0 million and $0.7 million of this previously deferred gain, for the three months ended June 30, 2002 and 2001, respectively.

Depreciation and Amortization. Depreciation and amortization expense was $0.8 million for both the three months ended June 30, 2002 and 2001. Depreciation expense declined $0.3 million for the three months ended June 30, 2002 compared to the same quarter in the prior year. The decline in depreciation expense was offset by amortization expense relative to capitalized intangibles incurred in connection with the purchase of Smith Woolley Telecom in January 2002.

Interest Income. Interest income was $0.2 million for the three months ended June 30, 2002 compared to $0.5 million for the prior year. Interest income in 2002 declined over 2001 reflecting a decline in yields available for short-term investments.

Other Income (Expense). Other expense for the three months ended June 30, 2002 contained an impairment charge of $5.1 million. This charge relates to the entire investment the Company made in 2000 relative to investments in two separate companies, Plan + Design Netcare AG ($4.6 million) and Mobilocity, Inc. ($0.5 million). Both firms have entered into or are considering statutory or voluntary liquidation plans. In both cases, no proceeds are anticipated to be returned to shareholders.

Provision (Benefit) for Income Taxes. The provision for income taxes was recorded for the three months ended June 30, 2002 using an effective income tax rate of 31.1% compared to 40.0% for the comparable period in 2001. Since 2002 has a pre-tax loss, the lower the effective tax rate, the lower the tax benefit, where the opposite is true in 2001, when the Company had pre-tax income. Both the 2001 and 2002 effective tax rates are unfavorable when compared to the statutory federal tax rate of 35.0%. This reduced tax benefit occurs because the Company is recording no tax benefit on anticipated losses outside the United States. These foreign operating losses will be a carry forward item for income tax purposes, and the tax asset will be recognized when it can be demonstrated these tax losses can be utilized. The effective tax rate of 31.1% for the three months ended June 30, 2002 reflects a change in the annual anticipated effective tax rate of 29.0%.

Net Income (Loss). The net loss was $11.2 million for the three months ended June 30, 2002 compared to net income of $0.7 million in the prior year. The restructuring charge of $10.0 million coupled with the impairment charge of $5.1 million included in other expense, contributed to $10.7 million of the loss in the second quarter of 2002. The operating loss and the business requirement for a restructuring charge are a result of the reduced revenue and gross profit in 2002 compared to 2001.

Six Months Ended June 30, 2002
Compared to
Six Months Ended June 30, 2001

The following description of the Company’s period over period financial results should be read in conjunction with the Company’s annual reports filed on Form 10-K and periodic reports filed on Form 10-Q.

Revenues. Revenues for the six months ended June 30, 2002 were $29.6 million compared to $72.2 million for the prior year, a decrease of $42.6 million or 59.0%. The substantial completion of the XM Satellite contract in 2001 was the largest contributor to the decline. The XM Satellite contract contributed $31.7 million of the revenue decline. The balance of the revenue decline is largely attributed to a slowdown in wireless telecommunications infrastructure spending, with the largest decline in the United States of $10.9 million.

Cost of Revenues. Cost of revenues for the six months ended June 30, 2002 was $27.0 million compared to $57.4 million for the prior year, a decrease of $30.4 million. As a percentage of total revenues, cost of revenues was 91.1% and 79.5% for the six months ended June 30, 2002 and 2001, respectively. Cost of revenues was higher in each year for selected costs. The increase in cost of revenues in 2002, as a percentage of total revenues, was caused by lower utilization of professional staff of approximately 8.5% ($2.5 million), and a fixed price contract cost growth of 1.7% ($0.5 million) caused by a reduction in a fixed price contract value. The staff utilization decline was caused by the completion of several large fixed price contracts and difficulty in obtaining new contracts as a result of the slowdown in wireless telecommunications infrastructure spending. In 2001, as a percentage of total revenues, cost of revenues increased because of a change in estimated contract costs to complete a large, fixed price contract in the Middle East by 3.1% ($2.2 million), an additional provision for expatriate employee reimbursed taxes of 1.8% ($1.3 million), and lower utilization of professional staff of 0.8%($0.6 million). After adjusting for these selected costs, cost of revenues as a percentage of total revenues was 80.9% and 73.8% for the six months ended June 30, 2002 and 2001, respectively. Cost of revenues increased in 2002 as a percentage of revenues because of reductions in gross profit, discussed below.

Gross Profit. Gross profit for the six months ended June 30, 2002 was $2.6 million compared to $14.8 million for the prior year, a decrease of $12.2 million. The reduced level of sales in 2002 resulted in reduced gross profit. Gross profit as a percentage of revenue, or gross profit margin, has declined. The gross profit margin was 8.9% and 20.5% for the six months ended June 30, 2002 and 2001, respectively. Excluding the additional items of cost, discussed in cost of revenues, gross profit margins would have been 19.1% and 26.2% for the six months ended June 30, 2002 and 2001, respectively. The gross profit margin decline in 2002 compared to 2001 was largely driven by price reductions to respond to increased competition caused by a slowdown in wireless telecommunications infrastructure spending. The decline in revenue also contributed to the gross profit margin decline, since some costs of sales, such as shared management and infrastructure costs remains relatively fixed.

Sales and Marketing. Sales and marketing expenses were $4.2 million for the six months ended June 30, 2002 compared to $3.6 million for the prior year, an increase of $0.6 million. The increase in sales and marketing is largely related to increased business development activity in the Asia Pacific region. As a percentage of total revenues, sales and marketing was 14.3% and 5.0% for 2002 and 2001, respectively. The slowdown in wireless telecommunications infrastructure spending has increased competition. To respond to competitive pressures, the Company has maintained a higher level of sales and marketing expenditures despite the decline in revenues.

General and Administrative. General and administrative expenses were $7.2 million for the six months ended June 30, 2002 compared to $6.6 million for the prior year. General and administrative expenditures in the second quarter of both 2001 and 2002 received an unusual benefit relative to recoveries of receivables from bankrupt clients. The benefit recognized from bankruptcy recoveries was $1.6 million and $7.5 million for the six months ended June 30, 2002 and 2001, respectively. Excluding the receivable recoveries, general and administrative expenditures decreased $5.3 million or 37.6% for the six months ended June 30, 2002 compared to the prior year. This cost reduction reflects cost saving initiatives and reduced administrative support requirements.

Restructuring Charge. A restructuring charge of $10.0 million was recorded for the six months ended June 30, 2002 pursuant to a restructuring plan adopted by the Company. The plan was formulated to respond to the low utilization of professional employees caused by successful completion of several large fixed price contracts and difficulty in obtaining new contracts as a result of a slowdown in wireless telecommunications infrastructure spending. The cost of the severance and associated costs was approximately $1.0 million. Additionally, the Company had excess facility costs relative to the space occupied by the employees affected by the reduction in force and reduced business use of office space resulting from a continued trend for clients to provide professional staff office space while performing their services. The charge for the excess office space was approximately $9.0 million.

Gain on Sale of Tower Portfolio and Administration, Net. During February 2000, the Company entered into an agreement for the sale of telecommunications towers that it owned. As part of the sale agreement, the Company agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of a fixed amount on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to this rent commitment, until the space was leased to another tenant or otherwise satisfied. The Company recognized $2.0 million and $2.3 million of this previously deferred gain, for the six months ended June 30, 2002 and 2001, respectively.

Depreciation and Amortization. Depreciation and amortization expense was $1.5 million for both the six months ended June 30, 2002 and 2001. Depreciation expense declined $0.3 million for the six months ended June 30, 2002 compared to the same period in the prior year. The decline in depreciation expense was offset by amortization expense relative to capitalized intangibles incurred in connection with the purchase of Smith Woolley Telecom in January 2002.

Interest Income. Interest income was $0.5 million for the six months ended June 30, 2002 compared to $1.1 million for the prior year. Interest income in 2002 declined over 2001 reflecting a decline in yields available for short-term investments.

Other Income (Expense). Other expense for the six months ended June 30, 2002 contained an impairment charge of $5.1 million. This charge relates to the entire investment the Company made in 2000 relative to investments in two separate companies, Plan + Design Netcare AG ($4.6 million) and Mobilocity, Inc. ($0.5 million). Both firms have entered into or are considering statutory or voluntary liquidation plans. In both cases, no proceeds are anticipated to be returned to shareholders.

Provision (Benefit) for Income Taxes. The provision for income taxes was recorded for the six months ended June 30, 2002 using an effective income tax rate of 29.0% compared to 40.0% for the comparable period in 2001. Since 2002 has a pre-tax loss, the lower the effective tax rate the lower the tax benefit where the opposite is true in 2001, when the Company had pre-tax income. Both the 2001 and 2002 effective tax rates are unfavorable when compared to the statutory federal tax rate of 35%. This reduced tax benefit occurs because the Company is recording no tax benefit on anticipated losses outside the United States. These foreign operating losses will be a carry forward item for income tax purposes, and the tax asset will be recognized when it can be demonstrated these tax losses can be utilized.

Net Income (Loss). The net loss was $16.3 million for the six months ended June 30, 2002 compared to net income of $3.8 million in the prior year. Excluding the unusual items discussed above: tower gains, restructuring charge, impairment charge (included in other expense), and receivable recoveries (included in general and administrative) the loss was $8.1 million and $2.1 million, for the six months ended June 30, 2002 and 2001, respectively. The decline in revenue and associated gross profit and the inability to reduce costs at the same rate as revenues declined in 2002, are the largest contributing factors to the increased loss in 2002.